Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

News
Release
Date:	July 17, 2008

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary Second Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects second quarter 2008 as-reported earnings of approximately $1.36 per share and operational earnings of $1.45 per share compared to as-reported and operational results of $1.32 per share in second quarter 2007.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. As-reported earnings in second quarter 2008 will include a special item at Utility, Parent and Other for expenses associated with outside services provided during the quarter in connection with the non-utility nuclear spin-off transaction. Entergy had no special items included in earnings for second quarter 2007.

The increase in second quarter 2008 operational earnings is due primarily to higher earnings at Utility, Parent and Other and Entergy Nuclear. Partially offsetting these increases were lower results at Entergy's Non-Nuclear Wholesale Assets business compared to second quarter 2007. In addition, Entergy's earnings for the current period include the positive effect of accretion associated with the company's share repurchase program.

The quarter on quarter increase in earnings at Utility, Parent and Other is attributed primarily to higher revenue from sales growth. The improved results at Utility, Parent and Other are expected to be partially offset by higher operation and maintenance expense. Current quarter weather also contributed to the improved results as second quarter 2008 weather was warmer-than-normal compared to essentially normal in second quarter 2007.

The quarter on quarter increase in earnings at Entergy Nuclear is attributed to higher revenue from increased production made available by fewer outage days and the addition of Palisades acquired in second quarter 2007, as well as higher energy pricing. These items were partially offset by an impairment recorded in the current period on decommissioning trust investments as well as higher expenses primarily associated with including Palisades in the portfolio.

The quarter on quarter decrease in earnings at Entergy's Non-Nuclear Wholesale Assets business is attributed to higher income tax expense. Second quarter 2007 results included the effect on income tax expense of the resolution of tax audit issues while the current quarter has no similar item included in results for the period.

Entergy affirmed previously issued as-reported and operational earnings guidance for 2008 to be in the range of $6.50 to $6.90 per share.

A teleconference will be held on July 29, 2008 at 10:00 a.m. CT to discuss Entergy's second quarter 2008 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 2740813, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 2740813.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,300 employees.

Additional investor information can be accessed online at

www.entergy.com/investor_relations

In this release, Entergy makes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Many factors could cause the actual results to differ materially than the forward-looking information provided. These factors are discussed in more detail in Entergy Corporation's 2007 Annual Report on Form 10-K including (a) Forward-Looking Information, (b) Item 1A. Risk Factors, and (c) Item 7. Management's Financial Discussion and Analysis and subsequent SEC filings.